AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

Xcelthera, INC.

Xcelthera, Inc. is a corporation organized and existing under the laws of the State of California (the General Corporation Law). The text of the Amended and Restated Articles of Incorporation are hereby amended and restated in their entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Xcelthera, Inc. (the Corporation).

ARTICLE II

The period of existence of the Corporation shall be perpetual.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE IV

CAPITAL STOCK

A.    This corporation is authorized to issue two classes of shares designated respectively Common Stock and Preferred Stock. The total number of shares of Common Stock which this corporation is authorized to issue is 100,000,000, $0.0001 par value per share (the Common Stock). The total number of shares of Preferred Stock which this corporation is authorized to issue is 10,000,000, $0.001 par value per share (the Preferred Stock).

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions of any unissued Preferred Stock or any unissued series of Preferred Stock, and to increase or decrease of the number of shares of any such series subsequent to the issuance of shares of that series.

C. The Common Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Common Stock and to determine the designation of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges, and restrictions of any unissued Common Stock or any unissued series of Common Stock, and to increase or decrease of the number of shares of any such series subsequent to the issuance of shares of that series.

ARTICLE V

DIRECTORS

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law. Election of Directors need not be by written ballot unless any shareholder demands such election by written ballot at the meeting prior to voting pursuant to California Corporation Code Section 708.

A director shall hold office until the annual meeting for the year in which such director term expires and until such director successor is duly elected and qualified. Upon the expiration of the term of a director, director shall be eligible to be elected for a new term at the annual meeting of stockholders in the year in which his/her term expires.

Exclusive of a vacancy in directors, if any, elected by the holders of one or more series of preferred stock, or created by removal of a director, any vacancy on the Board of Directors, including, without limitation, any vacancy resulting from an increase in the number of directors, shall be filled by the vote of a majority of all of the directors then in office, although less than a quorum, or by a sole remaining director. Any director so elected to fill any vacancy in the Board of Directors, including a vacancy created by an increase in the number of directors, shall hold office for the remaining term of directors to which he or she has been elected until such Director successor shall have been duly elected and qualified.

No person, except a person nominated by or at the direction of the Board of Directors, shall be eligible for election as a director at any annual or special meeting of shareholders unless a written request, in the proper form established by the Corporation bylaws, that a person name be placed in nomination is received from a shareholder of record by the President of the Corporation, together with the written consent of such person to serve as a director, is timely received by the Corporation as provided in the Corporation bylaws.

ARTICLE VI

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the General Corporation Law of California, the Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation by the affirmative vote of directors constituting not less than a majority of the entire Board of Directors then in office. Any amendment, adoption or repeal of the bylaws of the Corporation by the shareholders of the Corporation shall require the affirmative vote of the holders of shares of stock representing at least seventy-five percent (75%) of the total combined voting power of all classes of then outstanding stock of the Corporation, voting together as a single class.

ARTICLE VII

STOCKHOLDER ACTION

A. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

B. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VIII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. The liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of California. Any amendment, repeal or modification of this Article VIII by either of (i) the stockholders of the Corporation or (ii) an amendment to the General Corporation Law of California, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE IX

The Corporation reserves the right to amend or repeal the provisions of Articles of Incorporation in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation, by the affirmative vote of directors constituting not less than a majority of the entire Board of Directors then in office. The provisions of Articles of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, by the shareholders of the Corporation without the affirmative vote of the holders of at least seventy-five percent (75%) of the total voting power of all classes of then outstanding capital stock, voting together as a single class.

ARTICLE X

The registered office of the Corporation required by the General Corporation Law of California shall be maintained in the City of San Diego, State of California, but need not be the same as any of its places of business. The registered office may be changed from time to time. The corporation may also have offices at such other places either within or outside the State of California as the Board of Directors may designate or as the business of the Corporation may require from time to time.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amended and Restated Articles of Incorporation to be signed by Xuejun H Parsons, PhD, the President and Chief Executive Officer of the Corporation, this 30th day of October, 2013.

Xcelthera, INC
/s/ /Xuejun H Parsons/
Name: Xuejun H Parsons
Title: CEO and President

Date: 10/31/2013